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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                              --------------------


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported): May 16, 2002
                                                           ------------


                                CONCORD EFS, INC.
                                -----------------
               (Exact Name of Registrant as Specified in Charter)



          Delaware                      000-13848                04-2462252
          --------                      ---------                ----------
(State or Other Jurisdiction     (Commission File Number)       (IRS Employer
      of Incorporation)                                      Identification No.)


2525 Horizon Lake Drive, Suite 120, Memphis, Tennessee                 38133
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      (Address of Principal Executive Offices)                       (Zip Code)




Registrant's telephone number, including area code:  (901) 371-8000
                                                     --------------



                                       N/A
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)


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Item 5. Other Events.

American Golf School, LLC d/b/a The Golf School at Bogey's v. EFS National Bank
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and John Doe Corporations and related cases
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     As previously disclosed, in September 2000, EFS National Bank was named as a defendant in a purported class action lawsuit filed in the Circuit Court of Tennessee for the Thirtieth Judicial District at Memphis alleging that certain of EFS National Bank's rate and fee changes were improper under Tennessee law due to allegedly deficient notice. On May 14, 2002, the plaintiffs filed a second amended complaint alleging that the class consists of over 100,000 merchants who were subjected to the allegedly improper rate and fee changes over a several-year period. The amended complaint seeks damages in excess of $70 million as well as injunctive relief and unspecified punitive damages, treble damages, attorney fees, and costs.

     On May 16, 2002, the parties entered into a settlement agreement relating to this litigation and received preliminary approval from the Court therefor. The principal terms of the settlement agreement are:

     (1) Every member of the proposed class seeking a monetary recovery would be required to submit a written claim, verified under penalty of perjury.

     (2) EFS National Bank would admit no liability.

     (3) The proposed settlement would cover all claims relating to specific rate increases or changes and the imposition of certain fees.

     (4) The proposed settlement would cover claims by former and current merchants. Former merchants who return to EFS National Bank in connection with the proposed settlement would receive a premium over what non-returning former merchants would receive.

     (5) Credits and payments would be made annually in 2002, 2003, 2004, 2005, and 2006. Claimants would have to remain with EFS National Bank through 2006 to receive the maximum available financial benefit from the proposed settlement.

     (6) The maximum amount of the credits and payments by EFS National Bank under the proposed settlement would be $37.55 million. A portion of such amount would be used to pay plaintiffs' counsel and certain claims administration expenses.

     (7) If more than 4% of the potential class members opt out of the monetary aspects of the proposed settlement, EFS National Bank would have the right to withdraw from the proposed settlement. EFS National Bank would receive releases from all potential class members who do not opt out of the monetary aspects of the proposed settlement.

     (8) EFS National Bank would agree to certain injunctive relief regarding notice of new fees and rate increases and the content of monthly statements sent to merchants.

                                       2

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     If the proposed settlement becomes final on the terms described, Concord currently expects to take a related one-time charge in the range of $15 million to $25 million. At this time, Concord expects that the charge will be recorded in the second quarter of 2002.

     A number of steps must be undertaken before the settlement agreement would become final. These include, without limitation, sending notices to all potential class members and allowing time for potential class members (a) to opt out of the class or to submit a claim and (b) to object to the proposed settlement and to attempt to persuade the court not to approve the proposed settlement. A final hearing at which the Court would be asked to give final approval to the proposed settlement has been scheduled for August 5, 2002.

     A purported class action complaint with similar allegations and requests for relief has been filed in St. Charles County, Missouri, but there has not been a substantial amount of activity in the Missouri case. The proposed settlement in the Tennessee case discussed above would also resolve the issues in the Missouri case.

     Notwithstanding the described settlement agreement, EFS National Bank believes it has various defenses to the claims against it, and if these matters cannot be resolved by settlement, EFS National Bank intends to vigorously defend against all claims.

                                       3

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           CONCORD EFS, INC.



Date:  May 16, 2002        By:  /s/ Edward T. Haslam
                                -----------------------------------------------
                                Edward T. Haslam
                                Senior Vice President,
                                Chief Financial Officer, and Treasurer